Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2007 Equity Incentive Plan and the 2007 Employee Stock Purchase Plan of Infinera Corporation of our reports dated March 6, 2012, with respect to the consolidated financial statements and schedule of Infinera Corporation, and the effectiveness of internal control over financial reporting of Infinera Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 6, 2012